Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

BRT Realty Trust and Subsidiaries
Great Neck, New York

We hereby consent to the incorporation by attachment to this Registration Statement of our reports dated December 13, 2016, relating to the consolidated financial statements, the effectiveness of BRT Realty Trust and Subsidiaries’ internal control over financial reporting, and the schedule of BRT Realty Trust and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BDO USA, LLP

December 21, 2016
New York, New York